Household Home Equity Loan Trust 2002-3

Distribution Number	1
Beginning Date of Accrual Period	29-Aug-02
End Date of Accrual Period	19-Sep-02
Payment Date	20-Sep-02
Previous Payment Date	-

Funds Reconciliation
Available Funds for Payment (including Skip-A-Pay Advances/Reimbursements, less Premium Amount)	15,905,107.09
Principal Collections	11,013,340.30
Interest Collections (net of Servicing Fee)	4,636,188.96
Servicing Fee	416,653.83
Skip-A-Pay Advances	0.00
Skip-A-Pay Reimbursement Amount	0.00
Insured Amounts, if any	0.00

Payments	15,905,107.09
Interest Paid to Notes	1,350,741.36
Principal Paid to Notes	14,137,711.90
Servicing Fee	416,653.83
Ownership Interest	-

Balance Reconciliation

Beginning Pool Amount	999,969,196.64
Principal Collections (including repurchases)	11,013,340.30
Charge off Amount	0.00
Ending Pool Amount	988,955,856.34

Collateral Performance
Cash Yield (% of beginning balance)	10.44%
Charge off Amount (% of beginning balance)	0.00%
Net Yield	10.44%
Cumulative Realized Losses	-
Cumulative Loss Percentage	0.00%

Delinquent Home Equity Loans
30-59 days principal balance of Home Equity Loans	204,382.93
30-59 days number of Home Equity Loans	2
60-89 days principal balance of Home Equity Loans	0.00
60-89 days number of Home Equity Loans	-
90+ days principal balance of Home Equity Loans	0.00
90+ days number of Home Equity Loans	-
90+ days Delinquency Percentage	0.00%
90+ days Rolling Average	0.00%

Loan Detail
Number Purchased pursuant to 2.02, 2.04 and 3.01	-
Principal Balance Purchased pursuant to 2.02, 2.04 and 3.01	-
Substitution Adjustment Amounts	-
Number of Home Equity Loans outstanding (Beginning of Collection Period)	9,657
Number of Home Equity Loans outstanding (Ending of Collection Period)	9,548
Number of Home Equity Loans that went into REO	-
Principal Balance of Home Equity Loans that went into REO	0.00

Overcollateralization
Begin Overcollateralization Amount	22,499,196.64
Overcollateralization Release Amount	0.00
Distributable Excess Cash	3,124,371.60
End Overcollateralization Amount	25,623,568.24

Target Overcollateralization Amount	97,496,996.67
Interim Overcollateraliztion Amount	22,499,196.64
Interim Overcollateralization Deficiency	74,997,800.03

Excess Cashflow	3,124,371.60

Other
Stepdown	No
Trigger Event	No
Event of Default	No
Master Servicer Termination Event	No
Total Note Balance as Percent of Total Original Note Balance	98.55%

Note Principal Amount Statement
A. Information on Distributions
1. Total Distribution per $1,000	15.845451
2. Principal Distribution per $1,000	14.463576
3. Interest Distribution per $1,000	1.381875

B. Calculation of Interest Due & Paid
1. 1 month LIBOR	1.81125%
2. Formula Rate (1-mo. Libor plus 45 bps)	2.26125%
3. Available Funds Cap	12.88827%
4. Note Rate	2.26125%
5. Days in Accrual Period	22

6. Current Interest, Interest Carry Forward Amount, and Supplemental Interest Amount Due	1,350,741.36
7. Current Interest and Interest Carrforward Amount paid	1,350,741.36
8. Supplemental Interest Amount paid	0.00

9. Unpaid Interest Carry Forward Amount	0.00
10. Unpaid Supplemental Interest Amount	0.00

C. Calculation of Note Principal Amount
1. Principal Note Amount, prior to payments	977,470,000.00
2. Principal Payment Amount paid	11,013,340.30
3. Distributable Excess Cashflow paid	3,124,371.60
4. Note Principal Amount, after payments	963,332,288.10

5. Note Principal Amount as a % of the Original Note Principal Amount, after payments	0.9855364
6. Note Principal Amount as a % of the Pool Balance, after payments	0.9740903